                                                                      EXHIBIT 11

                         BECTON, DICKINSON AND COMPANY

                       COMPUTATION OF EARNINGS PER SHARE

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                      1996      1995      1994
---------------------------------------------------------------------------------
            PRIMARY EARNINGS PER SHARE
            --------------------------
Net income......................................... $283,555  $251,696  $227,174
Less preferred stock dividends.....................   (3,484)   (3,596)   (3,711)
                                                    --------  --------  --------
Net income applicable to common stock.............. $280,071  $248,100  $223,463
                                                    ========  ========  ========
Shares: (A)
   Average shares outstanding......................  126,709   134,144   144,474
   Add dilutive stock equivalents from stock plans.    6,086     4,258     2,192
                                                    --------  --------  --------
   Weighted average number of common and common
    equivalent shares outstanding during the year..  132,795   138,402   146,666
                                                    ========  ========  ========
Earnings per share (A)............................. $   2.11  $   1.79  $   1.52
                                                    ========  ========  ========
         FULLY DILUTED EARNINGS PER SHARE
         --------------------------------
Net income applicable to common stock.............. $280,071  $248,100  $223,463
Add preferred stock dividends using the "if
 converted" method.................................    3,484     3,596     3,711
Less additional ESOP contribution, using the "if
 converted" method.................................   (1,288)   (1,420)   (1,540)
                                                    --------  --------  --------
Net income for fully diluted earnings per share.... $282,267  $250,276  $225,634
                                                    ========  ========  ========
Shares: (A)
   Average shares outstanding......................  126,709   134,144   144,474
   Add:
     Dilutive stock equivalents from stock plans...    6,667     5,450     3,898
     Shares issuable upon conversion of preferred
      stock........................................    2,871     2,968     3,056
                                                    --------  --------  --------
   Weighted average number of common shares used in
    calculating fully diluted earnings per share...  136,247   142,562   151,428
                                                    ========  ========  ========
Fully diluted earnings per share (A)............... $   2.07  $   1.76  $   1.49
                                                    ========  ========  ========

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(A) All share and per share data reflect the two-for-one stock split, the shares for which were distributed on August 15, 1996.